Filed pursant to Rule 424(b)(3)

Registration No. 333-116036

Prospectus Supplement No. 2
(To Prospectus Dated August 31, 2005)

Veritas DGC Inc.

$155,000,000
Floating Rate Convertible Senior Notes due 2024

This document supplements the prospectus dated August 31, 2005, relating to the offering for resale of our Floating Rate Convertible Senior Notes due 2024 and the shares of our common stock issuable upon conversion of the notes. The information in this prospectus supplement replaces and supersedes the information set forth under the heading “Selling Securityholders” in the prospectus dated August 31, 2005 and in all prior prospectus supplements to that prospectus.

Our common stock is listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “VTS.”  On September 20, 2005, the last reported sale price of our common stock on the New York Stock Exchange was $35.08 per share.

Investing in the notes and our common stock issuable upon conversion of the notes involves risks. See “Risk Factors” beginning on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 21, 2005

SELLING SECURITYHOLDERS

The notes, and any shares of our common stock issued upon conversion of the notes, are being offered by the selling securityholders listed in the table below or referred to in a prospectus supplement. The common stock which may be issued directly by us upon conversion of notes which are purchased in a sale contemplated by the prospectus to which this prospectus supplement refers is not being offered by the selling securityholders. Only those shares of common stock issued upon conversion of the notes may be offered by the selling securityholders. We issued and sold the notes in a private placement to the initial purchaser, and the notes were simultaneously sold by the initial purchaser to the selling securityholders in transactions exempt from registration under the Securities Act.

No offer or sale under the prospectus may be made by a holder of the securities unless that holder is listed in the table in this prospectus supplement or until that holder has notified us and a supplement to the prospectus has been filed or an amendment to the related registration statement has become effective. However, a selling securityholder may offer and sell, transfer or otherwise dispose of some or all of its notes in transactions exempt from the registration requirements of the Securities Act without notifying us.  As a result, the same restricted notes may be included in the table below as being held by more than one holder, and the total amount of the notes listed in the column titled “Principal Amount of Notes Beneficially Owned That May be Sold” may represent an amount of notes in excess of the $155,000,000 we issued.  However, the total principal amount at maturity of notes that may be sold hereunder will not exceed the $155,000,000 we issued. Information about the selling securityholders may change over time. We will supplement or amend the prospectus to include additional selling securityholders upon request and upon provision of all required information to us.

The selling securityholders may offer and sell, from time to time, any or all of the notes or common stock issued upon conversion of those notes.

The following table, which we have prepared based on information provided to us by the applicable selling securityholder, sets forth the name, principal amount of notes, and number of shares of common stock beneficially owned by the selling securityholders intending to sell the notes or common stock and the principal amount of notes or shares of common stock to be offered as of September 20, 2005. Unless set forth below, none of the selling securityholders selling in connection with the prospectus or prospectus supplement has held any position or office with, been employed by, or otherwise has had a material relationship with us or any of our affiliates during the three years prior to the date of the prospectus or prospectus supplement.

Name	Principal Amount of Notes Beneficially Owned that May Be Sold	Percentage of Notes Outstanding	Common Stock Owned Prior to Conversion	Common Stock that May Be Sold Hereby(1)	Percentage of Common Stock Outstanding(2)
Akela Capital Master Fund,Ltd.	$5,000,000	3.23%	—	208,073	*
Alabama Children’s Hospital Foundation	$25,000	0.02%	—	1,040	*
Alexian Brothers Medical Center	$100,000	0.06%	—	4,161	*
Barclays Bank Plc	$3,000,000	1.94%	—	124,843	*
CALAMOS® Convertible Fund—CALAMOS® Investment Trust	$7,500,000	4.84%	—	312,109	*

CALAMOS® Growth & Income Fund—Calamos Investment Trust	$17,875,000	11.53%	—	743,860	2.12%
CALAMOS® Growth & Income Portfolio—Calamos Advisors Trust	$125,000	0.08%	—	5,201	*
CIBC World Markets	$1,000,000	0.65%	—	41,614	*
CNH CA Master Account, L.P.	$20,750,000	13.39%	—	863,502	2.45%
Continental Assurance Company on Behalf of Its Separate Account(E)	$500,000	0.32%	—	20,807	*
CSS, LLC	$4,000,000	2.58%	—	166,458	*
DBAG London	$13,260,000	8.55%	—	551,809	1.58%
Deutsche Bank Sec., Inc	$2,030,000	1.31%	—	84,477	*
Drawbridge Convertible I.	$500,000	0.32%	—	20,807	*
Drawbridge Convertible II, Ltd.	$160,000	0.10%	—	6,658	*
Drawbridge Global Macro Master Fund Ltd.	$2,340,000	1.51%	—	97,378	*
Exis Differential Holdings Ltd.	$5,000,000	3.23%	—	208,073	*
Hamilton Multi-Strategy Master Fund LP	$1,191,000	0.77%	—	49,562	*
HSBC Investments (USA) Inc. for A/C HSBC Multistrategy Arbitrage Fund	$1,000,000	0.65%	—	41,614	*
JP Morgan Securities Inc.	$8,500,000	5.48%	—	353,724	1.02%
LDG Limited	$78,000	0.05%	—	3,245	*
LLT Limited	$504,000	0.33%	—	20,973	*
Louisiana CCRF	$100,000	0.06%	—	4,161	*
McMahan Securities Co. L.P.	$1,000,000	0.65%	—	41,614	*
MSD TCB, LP	$32,000,000	20.65%	—	1,331,667	3.73%
Nisswa Master Fund Ltd.	$2,250,000	1.45%	—	93,632	*
Sunrise Partners Limited Partnership	$1,000,000	0.65%	—	41,614	*
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited	$19,320,000	12.46%	—	803,994	2.28%
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage II Master Limited	$2,000,000	1.29%	—	83,229	*

UBS O’Connor LLC F/B/O O’Connor Global Convertible Bond Master Limited	$1,500,000	0.97%	—	62,421	*
US Bank F/B/O Benedictine Health Systems	$75,000	0.05%	—	3,121	*
Waterstone Market Neutral MAC 51, Ltd.	$608,000	0.39%	—	25,301	*
Wolverine Convertible Arbitrage Fund Limited	$3,500,000	2.26%	—	145,651	*

*                    Less than 1%.

(1)          Assumes issuance of the maximum number of shares of common stock upon conversion of all of the holder’s notes at a conversion rate per share of 41.6146 per $1,000 principal amount of notes. This conversion rate, however, will be subject to adjustment as described under “Description of the Notes—Conversion Rights” in the prospectus. As a result, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. In addition, the number of shares to be issued upon conversion of the holder’s notes as set fourth in the table above does not give effect to the cash payment we will make as a principal return upon conversion of the notes because the impact such cash payment has on the actual number of shares to be issued upon conversion of the notes diminishes as the price of our common stock increases.

(2)          Calculated based on 34,415,296 shares of common stock outstanding as of July 31, 2005. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes but we did not assume conversion of any other holder’s notes.

(3)          Information about other selling securityholders will be set forth in one or more prospectus supplements or amendments, if required. Assumes that any other holders of notes, or any future transferees, pledges, donees, or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

We prepared this table based on the information supplied to us by the selling securityholders named in the table, and we have not sought to verify such information. We do not believe we have had in the past three years any material relationships with the selling securityholders listed in the above table and such selling securityholders have not advised us of any such material relationships.

Because the selling securityholders may offer all or some of their notes or the shares of our common stock issuable upon conversion of the notes from time to time, we cannot estimate the amount of the notes or number of shares of our common stock that will be held by the selling securityholders upon the termination of any particular offering by such selling securityholder. Please refer to “Plan of Distribution” in the prospectus.